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                                                                    EXHIBIT 4.18

                                  TRANSLATION

                                TENANCY AGREEMENT

Lessor:     Shekou Wan Ha Enterprises Shareholding Co. Ltd.
            (hereinafter called Party A)

Tel:        6684762

Lessee:     Jetcrown Industrial (Shenzhen) Limited
            (hereinafter called Party B)

Tel:        13609620061

Identity Card or Unit Business Licence No.:


      Through negotiations of both parties, and according to the relevant regulations of Shenzhen Special Economic Zone, Party A and B signed the following contract relating to lease of property.

1. Party B is, at his own discretion, to lease 41 dormitories of Block C1, New Wing Village, Shekou and 38 dormitories of Complex Building, Shekou from Party A. The properties will be used as DORMITORY. The construction area of these rooms is 3,873.77 square meters. The total monthly rental shall be DOLLARS SIXTY ONE THOUSAND TWO HUNDRED FIFTY FOUR AND CENTS TEN RENMINBI (RMB61,254.10).

2. The terms of the tenancy shall be from January 1, 2002 to December 31, 2002.

3. The monthly rental will be cleared per month. (if less than 15 days, Party B should pay half month rental; if more than 15 days, Party B then should pay whole month rental). The rental should be paid in each month. Party B should pay the rental before 5th of each month to the shroff department designated by Party A. If the rental becomes overdue, a late charge of 2% per day will be charged. If the rental becomes overdue for more than thirty days, it will be treated as breach of contract by Party
      B. Party A has the right to take possession of the property and request Party B to pay the rental and the guarantee sum will not be refunded.

4. On signing of this Agreement, Party B shall pay to Party A a guarantee sum which equals to one month's rental i.e. DOLLARS SIXTY TWO THOUSAND FIFTY NINE AND CENTS TEN RENMINBI (RMB 62,059.10). Upon the expiry of the contract, Party A will refund the guarantee sum, without interest, to Party B.


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5.    Party B is not allowed to alter the structure and use of the property at his own discretion. If any loss or responsibility arises because of this reason, Party B has full responsibility to renovate the same or indemnify from the economical loss. According to the situation, Party A has the right to take possession of the property. Any loss arise will be deducted from the guarantee sum paid by Party B. (If the amount is insufficient, Party B should pay the balance.)

6. Party B can, with Party A's permission, to alter the building structure and use of the property. Upon the expiry of the contract, Party A has the right to request Party B to restore the property into original state and condition without any conditions. The relevant expenses should be borne by Party B.

7. During the tenancy period, if there is any loss arise from the occurrence of natural disasters, both parties should handle the case according to the relevant regulations.

8. During the tenancy period, Party B is not allowed to sublet the property to third parties. Otherwise, a penalty, which equals to two times the rental, will be imposed and Party A will take possession of the property. All the responsibility will be borne by Party B.

9. Upon the expiry of the contract, with the agreement of Party A, Party B can renew the contract but Party B should inform Party A one month before the expiry of the contract. The rental will be determined by Party A. If under the same conditions offered by third parties, Party B has the first priority to lease the property. After the expiry date, Party B does not move out and return the property and he does not intend to renew the contract, Party A has the right to take relevant actions to take possession of the property. Party A can deduct or confiscate the contract guarantee sum and request Party B to pay the overdue rental.

10. Both parties cannot breach the contract at his own discretion after they signed and chopped the contract. In the course of the contract, if either party proposed to terminate the contract, the proposed one should compensate the other party a sum, which equals to one month's rental. Through the negotiations of both parties, they can terminate the contract but they should give one month's notice to the other party.

11. The rental mentioned in this contract does not include the management fee charged by the relevant property management department, the water and electricity charges, gas fee and cable TV charges etc. or the fee for using the district or urban facilities. Such fees should be borne by Party B.

12. If the relevant departments imposed any charges, it will be borne by Party B as well.

13. Party A should make sure the leased property complies with the relevant fire prevention regulations of the Country.

14. Party B is not allowed to use fire to cook and home used electrical appliances. (such as electrical oven, electrical cooker, electrical heater)


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15.   Party B is not allowed to install electrical wires at his own discretion.
      If the electrical source is out of order, Party B should inform Party A to repair at once. If Party B intends to install electrical boiler, he can commence work only after getting Party A's permission.

16. Party A, upon receipt Party B's report, should repair the facilities and the expenses will be borne by Party B.

17. Fire broke out because of the aforementioned reasons, any loss arising from the fire will be borne by Party B. If the case is serious, Party A will stop the electricity supply and report to National Safety and Fire Department to handle.

18. The yearly rental was at 8% discount as the payment was made at one time, i.e. DOLLARS SIX HUNDRED SEVENTY SIX THOUSAND TWO HUNDRED FORTY FIVE RENMINBI (RMB 676,245.00).

19. If there shall be anything that is not provided for by this Agreement, the parties can solve it through negotiation. This contract is made in triplicate, Party B will keep one copy while Party A will keep two copies, they are all have equal legal validity.

      Party A: (Chop)                     Party B: (Chop)
      Signature of the                    Signature of the
      representative:   (Signed)          representative :      (Signed)
                                          January 1, 2002


Remarks: Block C1, New Wing Village -- Room 201-203 205-208 210 211 305 307-310
         402 404 405 407 409 502-504 506 507 510 514 515 516 601 603 604 605 606
         607 609 610 611 612 613 614 616, 41 rooms with total area of 2,015.88 square meters.

Complex Building -- Room 203 205-208 210-212 214 216 217 302-305 307 309 310
         312-317 401 403-405 407-416, 38 rooms with total area of 1,857.89 square meters.